Exhibit 10.29

Non-Employee Director Compensation Policy

In October 2013, our Board adopted a Non-Employee Director Compensation Program intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual base cash retainer of $35,000 for such service. The chairman of our board of directors will receive an additional annual base cash retainer of $5,000 for this service. In addition, we intend to compensate the members of our board of directors for service on our committees as follows:

•	The chairperson of our audit committee will receive an annual cash retainer of $17,500 for this service, and each of the other members of the audit committee will receive an annual cash retainer of $7,750.

•	The chairperson of our compensation committee will receive an annual cash retainer of $10,000 for such service, and each of the other members of the compensation committee will receive an annual cash retainer of $6,000.

•	The chairperson of our nominating and corporate governance committee will receive an annual cash retainer of $8,750 for this service, and each of the other members of the nominating and corporate governance committee will receive an annual cash retainer of $3,750.

Cash payments described above shall be paid either quarterly or semi-annually at the discretion of the board member. Further, at our first regularly scheduled meeting of the Board in the first quarter each year, our non-employee directors will receive an additional equity award of an option to purchase shares of our common stock equal to 0.035% of our outstanding stock on the date of grant. If a new board member joins our board of directors, the director will receive an initial stock option to purchase shares of our common stock equal to 0.057% of our outstanding stock on the date of grant. Annual option grants and option grants to new board members will vest will be subject to vesting as determined by our Compensation Committee on the date of grant.